Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

Englewood, CO - May 8, 2018 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three months ended March 31, 2018. Ascent is a holding company that owns MONI, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas-Fort Worth area, MONI provides security alarm monitoring services to over 950,000 residential and commercial customers as of March 31, 2018. MONI’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three months ended March 31, 2018 totaled $133.8 million.

•	Ascent’s net loss for the three months ended March 31, 2018 totaled $30.8 million. MONI’s net loss for the three months ended March 31, 2018 totaled $26.2 million.

•	Ascent’s Adjusted EBITDA for the three months ended March 31, 2018 totaled $68.9 million. MONI’s Adjusted EBITDA for the three months ended March 31, 2018 totaled $70.0 million.

•	The Company expects to formally launch the Brinks Home Security™ brand in May 2018.

•	The Company’s partnership with Nest is off to a solid start with approximately 3,000 accounts activated since the launch of professional monitoring on December 5, 2017.

•	The Company’s Direct Channel grew 21% year-over-year and 16% sequentially.

•
Consolidated creation costs totaled 34.6 times in the three months ended March 31, 2018, down 1.0 times year-over-year and down 1.4 times sequentially, due to improved efficiency in the Company’s Direct Channel.

Ascent Chief Executive Officer, Bill Niles stated, “The MONI team continues to remain focused on improving key operating metrics. MONI delivered significant year over year growth in the direct to consumer sales channel and they have positioned the business to launch all of its operations, marketing and sales efforts under the Brinks Home Security™ brand in the second quarter. We are pleased with the progress.”
Jeffery Gardner, President and Chief Executive Officer of MONI said, “In the first quarter we made solid progress against several of our operational initiatives, including improvements in account growth and creation multiples. On a sequential basis, we delivered a 17% and 16% improvement in customer additions in our Dealer and Direct Channels, respectively, in the quarter. Our largest dealer, Skyline, improved performance in each month of the quarter since launching with MONI on January 1st. Our partnership with Nest is also ramping up with approximately 3,000 accounts activated since the launch of professional monitoring on December 5, 2017. Further, consolidated creation costs dropped in the first quarter to 34.6 times. While we saw some sequential improvement in RMR attrition, we still have more work to do on both unit and RMR attrition, leveraging pricing strategies while taking a balanced approach to contract extensions.
“Our efforts around the BRINKS rebrand are also progressing. We are on track to officially launch the full rebranding in May. We are excited for this new chapter in the Company’s evolution and look forward to the opportunities ahead.”

1. Comparisons are year-over-year unless otherwise specified.

Results for the Three Months Ended March 31, 20182

For the three months ended March 31, 2018, Ascent reported net revenue of $133.8 million, a decrease of 5.3%. The reduction in revenue for the three months ended March 31, 2018 is due to the lower average number of subscribers in the first quarter of 2018 as a result of lower production in the dealer channel leading to fewer subscriber additions than cancellations. This decrease was partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber to $44.76 due to certain price increases enacted during the past twelve months.

Ascent’s total cost of services for the three months ended March 31, 2018 increased 9.1% to $32.7 million. The increase for the three months ended March 31, 2018 is primarily attributable to expensing subscriber moves costs of $2.4 million which were previously capitalized on the balance sheet in periods prior to January 1, 2018. This was principally the result of adoption of the new revenue recognition standard, Topic 606. An increase in subscriber acquisition costs, which include certain equipment costs and MONI labor expenditures associated with the creation of new subscribers, also contributed to the increase in total cost of services. Subscriber acquisition costs recognized in cost of services were $3.6 million for the three months ended March 31, 2018 as compared to $2.7 million for the three months ended March 31, 2017.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended March 31, 2018, increased 3.2% to $37.4 million. The increase is attributable to $3.0 million in severance and related costs in conjunction with transitioning executive leadership at Ascent and increases in direct marketing and other SG&A subscriber acquisition costs associated with the creation of new subscribers. Subscriber acquisition costs in SG&A increased to $8.1 million for the three months ended March 31, 2018, as compared to $6.4 million for the three months ended March 31, 2017. These increases were offset by decreases in stock based compensation expense and LiveWatch acquisition contingent bonus charges due to recent settlements or renegotiations of certain key agreements governing these costs. Furthermore, there was $713,000 and $641,000 of software impairment charges and consulting fees on integration and implementation of company initiatives, respectively, that were recognized in the three months ended March 31, 2017 with no corresponding costs being incurred in the three months ended March 31, 2018.

Ascent reported a net loss from continuing operations for the three months ended March 31, 2018 of $30.8 million, compared to net loss from continuing operations of $18.9 million in the prior year period.

MONI reported a net loss for the three months ended March 31, 2018 of $26.2 million, as compared to a net loss of $21.0 million in the prior year period.

Ascent’s Adjusted EBITDA decreased 13.9% to $68.9 million for the three months ended March 31, 2018, as compared to $80 million in the three months ended March 31, 2017. MONI’s Adjusted EBITDA decreased 14.8% to $70.0 million during the three months ended March 31, 2018, as compared to $82.2 million in the three months ended March 31, 2017. The decrease for the three months ended March 31, 2018 is primarily the result of lower revenues, the expensing of subscriber moves costs, and an increase in total subscriber acquisition costs, net of related revenue. Total subscriber acquisition costs, net of related revenue, increased to $10.2 million for the three months ended March 31, 2018 as compared to $7.6 million for the three months ended March 31, 2017. The increase is primarily the result of increased production in our direct-to-consumer sales channel year over year. MONI's Adjusted EBITDA as a percentage of net revenue for the three months ended March 31, 2018 was 52.4%, compared to 58.2% in the prior year period.

For a reconciliation of net loss from continuing operations to Adjusted EBITDA, please see the Appendix of this release.

2. On January 1, 2018, Ascent adopted the new revenue recognition standard, FASB ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”) using the modified retrospective approach, which means the standard is applied only to the current period. Any significant impact to results of operations is discussed here.

	Twelve Months Ended March 31,
	2018	2017
Beginning balance of accounts	1,036,794	1,080,726
Accounts acquired	87,957	125,457
Accounts canceled (b)	(159,845)	(162,086)
Canceled accounts guaranteed by dealer and other adjustments (a) (b)	(6,187)	(7,303)
Ending balance of accounts	958,719	1,036,794
Monthly weighted average accounts	998,137	1,059,526
Attrition rate - Unit (b)	16.0%	15.3%
Attrition rate - RMR (b) (c)	13.9%	13.4%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Accounts canceled for the twelve months ending March 31, 2017 were recast to include an estimated 9,522 accounts included in MONI’s Radio Conversion Program that canceled in excess of their expected attrition.

(c)
The Recurring Monthly Revenue (“RMR”) of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

Unit attrition increased from 15.3% for the twelve months ended March 31, 2017 to 16.0% for the twelve months ended March 31, 2018. Contributing to the increase in unit attrition was the number of subscriber accounts with 5-year contracts reaching the end of their initial contract term in the period, the relative proportion of the number of new customers under contract or in the dealer guarantee period and the Company’s more aggressive price increase strategy. There was also a modest increase to attrition attributed to subscriber losses related to the impacts of Hurricane Maria on MONI’s Puerto Rico customer base.

RMR attrition for the twelve months ended March 31, 2018 increased to 13.9% from 13.4% for the twelve months ended March 31, 2017, reflecting price decreases related to the Company’s efforts to secure contract extensions from existing customers.

During the three months ended March 31, 2018 and 2017, MONI acquired 21,547 and 29,376 subscriber accounts, respectively.

Ascent Liquidity and Capital Resources

At March 31, 2018, on a consolidated basis, Ascent had $137.5 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At March 31, 2018, the existing long-term debt includes the principal balance of $1.8 billion under the MONI Senior Notes, Credit Facility term loan, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of March 31, 2018 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of March 31, 2018 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of March 31, 2018 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022. As of March 31, 2018, the Credit Facility revolver has an outstanding balance of $73.5 million and becomes due on September 30, 2021. The maturity date for both the Credit Facility term loan and the Credit Facility revolver are subject to a springing maturity 181 days prior to the scheduled maturity date of the Senior Notes. Accordingly, if MONI is unable to refinance the Senior Notes by October 3, 2019, both the Credit Facility term loan and the Credit Facility revolver would become due and payable.

Conference Call

Ascent will host a call today, Tuesday, May 8, 2018 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 1095147. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through May 22, 2018 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 1095147.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, launch of the Brinks Home Security™ brand and the anticipated benefits of the rebranding, the success of new products and services, account creation and related costs, subscriber attrition, anticipated account generation in our Direct Channel, the anticipated benefits from our partnership with Nest, future financial performance, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or MONI, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. MONI, headquartered in the Dallas Fort-Worth area, secures approximately one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by one of the nation’s largest networks of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$30,087	10,465
Restricted cash	93	—
Marketable securities, at fair value	107,450	105,958
Trade receivables, net of allowance for doubtful accounts of $3,632 in 2018 and $4,162 in 2017	12,300	12,645
Prepaid and other current assets	23,498	11,175
Total current assets	173,428	140,243
Property and equipment, net of accumulated depreciation of $40,537 in 2018 and $37,915 in 2017	34,070	32,823
Subscriber accounts and deferred contract acquisition costs, net of accumulated amortization of $1,468,359 in 2018 and $1,439,164 in 2017	1,224,937	1,302,028
Dealer network and other intangible assets, net of accumulated amortization of $45,859 in 2018 and $42,806 in 2017	3,941	6,994
Goodwill	563,549	563,549
Other assets	27,633	9,348
Total assets	$2,027,558	2,054,985
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,910	11,092
Accrued payroll and related liabilities	6,145	3,953
Other accrued liabilities	66,584	52,329
Deferred revenue	13,477	13,871
Holdback liability	7,601	9,309
Current portion of long-term debt	11,000	11,000
Total current liabilities	117,717	101,554
Non-current liabilities:
Long-term debt	1,783,253	1,778,044
Long-term holdback liability	2,191	2,658
Derivative financial instruments	6,553	13,491
Deferred income tax liability, net	13,973	13,311
Other liabilities	3,259	3,255
Total liabilities	1,926,946	1,912,313
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 12,002,103 and 11,999,630 shares at March 31, 2018 and December 31, 2017, respectively	120	120
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 shares at both March 31, 2018 and December 31, 2017	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,424,068	1,423,899
Accumulated deficit	(1,331,281)	(1,277,118)
Accumulated other comprehensive income (loss), net	7,701	(4,233)
Total stockholders’ equity	100,612	142,672
Total liabilities and stockholders’ equity	$2,027,558	2,054,985

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Three Months Ended March 31,
	2018	2017
Net revenue	$133,753	141,200
Operating expenses:
Cost of services	32,701	29,969
Selling, general and administrative, including stock-based and long-term incentive compensation	37,406	36,245
Radio conversion costs	—	232
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	54,411	59,547
Depreciation	2,621	2,127
Gain on disposal of operating assets	—	(6,638)
	127,139	121,482
Operating income	6,614	19,718
Other expense (income), net:
Interest income	(481)	(395)
Interest expense	38,652	37,486
Other income, net	(2,065)	(242)
	36,106	36,849
Loss from continuing operations before income taxes	(29,492)	(17,131)
Income tax expense from continuing operations	1,346	1,814
Net loss from continuing operations	(30,838)	(18,945)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	—	92
Net loss	(30,838)	(18,853)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	58
Unrealized holding gain (loss) on marketable securities, net	(3,077)	551
Unrealized gain on derivative contracts, net	14,406	1,049
Total other comprehensive income, net of tax	11,329	1,658
Comprehensive loss	$(19,509)	(17,195)

Basic and diluted income (loss) per share:
Continuing operations	$(2.51)	(1.56)
Discontinued operations	—	0.01
Net loss	$(2.51)	(1.55)

Weighted average Series A and Series B shares - basic and diluted	12,298,922	12,134,061
Total issued and outstanding Series A and Series B shares at period end	12,383,631	12,353,681

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Amounts in thousands

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(30,838)	(18,853)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	—	(92)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	54,411	59,547
Depreciation	2,621	2,127
Stock-based and long-term incentive compensation	226	1,576
Deferred income tax expense	662	1,052
Gain on disposal of operating assets	—	(6,638)
Amortization of debt discount and deferred debt costs	2,959	2,673
Bad debt expense	3,017	2,557
Other non-cash activity, net	41	1,872
Changes in assets and liabilities:
Trade receivables	(2,672)	(1,659)
Prepaid expenses and other assets	851	1,506
Contract asset, net	(70)	—
Subscriber accounts - deferred contract acquisition costs	(898)	(754)
Payables and other liabilities	17,644	4,491
Operating activities from discontinued operations, net	—	(3,408)
Net cash provided by operating activities	$47,954	45,997
Cash flows from investing activities:
Capital expenditures	(3,310)	(1,693)
Cost of subscriber accounts acquired	(24,560)	(46,708)
Purchases of marketable securities	(7,998)	(2,627)
Proceeds from sale of marketable securities	5,495	997
Proceeds from the disposal of operating assets	—	12,090
Decrease in restricted cash	(93)	—
Net cash used in investing activities	$(30,466)	(37,941)
Cash flows from financing activities:
Proceeds from long-term debt	50,000	64,750
Payments on long-term debt	(47,750)	(42,600)
Value of shares withheld for share-based compensation	(116)	(268)
Net cash provided by financing activities	$2,134	21,882
Net increase in cash and cash equivalents	$19,622	29,938
Cash and cash equivalents at beginning of period	10,465	12,319
Cash and cash equivalents at end of period	$30,087	42,257
Supplemental cash flow information:
State taxes paid, net	$—	3
Interest paid	22,920	22,643
Accrued capital expenditures	830	780

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA." Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business' ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which MONI's covenants are calculated under the agreements governing its debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs. It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's Net loss from continuing operations to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended March 31,
	2018	2017
Net loss from continuing operations	$(30,838)	(18,945)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	54,411	59,547
Depreciation	2,621	2,127
Stock-based compensation	285	1,576
Radio conversion costs	—	232
Severance expense (a)	2,955	27
LiveWatch acquisition contingent bonus charges	62	968
Rebranding marketing program	892	847
Integration / implementation of company initiatives	—	641
Impairment of capitalized software	—	713
Gain on disposal of operating assets	—	(6,638)
Interest income	(481)	(395)
Interest expense	38,652	37,486
Reversal of other-than-temporary impairment losses on sale of marketable securities	(1,036)	—
Income tax expense from continuing operations	1,346	1,814
Adjusted EBITDA	$68,869	80,000

Expensed subscriber acquisition costs, net
Gross subscriber acquisition costs	$11,690	9,033
Revenue associated with subscriber acquisition costs	(1,512)	(1,392)
Expensed Subscriber acquisition costs, net	10,178	7,641

(a)	Severance expense related to transitioning executive leadership at Ascent in 2018 and MONI in 2017.

The following table provides a reconciliation of MONI’s Net loss to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended March 31,
	2018	2017
Net loss	$(26,207)	(21,013)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	54,411	59,547
Depreciation	2,615	2,120
Stock-based compensation	47	518
Radio conversion costs	—	232
Severance expense (a)	—	27
LiveWatch acquisition contingent bonus charges	62	968
Rebranding marketing program	892	847
Integration / implementation of company initiatives	—	641
Impairment of capitalized software	—	713
Interest expense	36,873	35,838
Income tax expense (benefit)	1,346	1,784
Adjusted EBITDA	$70,039	82,222

Expensed subscriber acquisition costs, net
Gross subscriber acquisition costs	$11,690	9,033
Revenue associated with subscriber acquisition costs	(1,512)	(1,392)
Expensed Subscriber acquisition costs, net	10,178	7,641

(a)	Severance expense related to transitioning executive leadership at MONI.